Exhibit 10.1

QUANEX BUILDING PRODUCTS CORPORATION

RESTRICTED STOCK AWARD AGREEMENT

[GRANTEE]
Grantee

Date of Award:	[__________________]

Number of Shares:	[_________]

General Vesting Schedule/Restricted Period:	[______________]

AWARD OF RESTRICTED STOCK

1.	GRANT OF RESTRICTED STOCK AWARD. The Compensation Committee (the “Committee”) of the Board of Directors of Quanex Building Products Corporation, a Delaware corporation (the “Company”), subject to the terms and provisions of the Quanex Building Products Corporation 2020 Omnibus Incentive Plan (the “Plan”), hereby awards to you, the above-named Grantee, effective as of the Date of Award set forth above (the “Date of Award”), that number of shares (the “Shares”) of the Company’s common stock, $0.01 par value per share (the “Common Stock”), set forth above as restricted stock (the “Restricted Stock”) on the following terms and conditions:

During the Restricted Period, the Shares of Restricted Stock will be evidenced by entries in the stock register of the Company reflecting that such Shares of Restricted Stock have been issued in your name. For purposes of this Agreement, the term “Restricted Period” means the period designated above by the Committee during which the Restricted Stock may not be sold, assigned, transferred, pledged, or otherwise encumbered.

The Shares that are awarded hereby to you as Restricted Stock shall be subject to the prohibitions and restrictions set forth herein with respect to the sale or other disposition of such Shares and the obligation to forfeit and surrender such Shares to the Company under the circumstances set forth herein (the “Forfeiture Restrictions”). The Restricted Period and all Forfeiture Restrictions on the Restricted Stock covered hereby shall lapse as to those Shares when the Shares become vested and you meet all other terms and conditions of this Restricted Stock Award Agreement awarded to you (this “Agreement”).

2.	SEPARATION FROM SERVICE/CHANGE IN CONTROL OF THE COMPANY. The following provisions will apply in the event your employment with the Company and all Affiliates (collectively, the “Company Group”) terminates, or a Change in Control of the Company occurs, before the end of the Restricted Period under this Agreement:

2.1               Termination Generally. Except as otherwise expressly provided to the contrary in this Section 2, if your employment with the Company Group terminates for any reason, the number of Shares of Restricted Stock then subject to Forfeiture Restrictions shall be forfeited to the Company without consideration on the date your employment terminates.

Restricted Stock Award

2.2               Change in Control of the Company. If a Change in Control (as such term is defined in the Plan) of the Company occurs while this Award remains outstanding, and the successor company in the Change in Control does not otherwise assume or substitute for this Award of Restricted Stock, then the unvested Restricted Stock subject to this Award shall vest in full immediately prior to the Change in Control.

If this Award is assumed or substituted for in connection with a Change in Control, and if you incur an involuntary termination by the Company or a successor without Cause, or you voluntarily terminate employment for Good Reason, in each case within twenty-four (24) months following the effective date of a Change in Control of the Company, then any unvested portion of this Award shall vest in full upon such termination. For purposes of this Award, the following terms are defined as follows:

“Cause” means any action or inaction by you that constitutes (a) gross negligence or willful misconduct in connection with your duties or in the course of your employment with the Company; (b) any act of fraud, embezzlement or theft in connection with your duties or in the course of employment with the Company; (c) intentional wrongful damage to property of the Company; (d) a substantial failure by you to perform your duties after notice to you and a reasonable opportunity to cure; (e) your material breach of restrictive covenants contained in any Company policy or any agreement between you and the Company; or (f) your intentional wrongful disclosure of secret processes or confidential information of the Company.

“Good Reason” means, to the extent any such action has been taken without your written consent, the occurrence of any of the following events: (a) the Company or its successor assigns to you any duties materially inconsistent with your position (including offices, titles and reporting requirements), authority, duties or responsibilities with the Company in effect immediately before the occurrence of the Change in Control, or otherwise makes any material negative change in any such position, authority, duties or responsibilities; (b) the Company or its successor takes any other action that results in a material diminution in such position, authority, duties or responsibilities or otherwise take any action that materially interferes therewith; (c) the Company or its successor materially reduces your annual base salary or target annual bonus as in effect immediately before the occurrence of the Change in Control, other than as part of a reduction of less than ten percent (10%) that is applicable to all executives of the Company or its successor; or (d) the Company or its successor relocates your principal office more than fifty (50) miles from your principal office at the time of the Change in Control, provided that such relocation results in an increase to your daily commute time. A termination for Good Reason also requires that you give the Company written notice of the Good Reason facts and circumstances within sixty (60) days of after becoming aware (or should have become aware) of the applicable facts and circumstances, the Company has an opportunity to cure such circumstances within thirty (30) days after receipt of notice, and you must terminate employment within thirty (30) days after expiration of the Company’s opportunity to cure.

2.3               Retirement. If your employment with the Company Group terminates due to your Retirement on or before the end of the Restricted Period, then the unvested Restricted Stock subject to this Award will vest in a pro-rata manner, which shall be calculated as the product of (1) and (2) where (1) is the number of shares you would have received under this Agreement if you had not retired before the end of the Restricted Period, and (2) is a fraction, the numerator of which is the number of days from the Date of Award through the date of your Retirement, and the denominator of which is the number of days in the Restricted Period. Any vesting pursuant to this Section 2.3 as a result of Retirement will occur on your date of Retirement. For purposes of this Section 2.3, “Retirement” means your voluntary Separation from Service (as such term is defined in the Plan) on or after the date on which (a) you are age 65 or (b) you are age 55 and have five years of service with the Company Group.

2.4               Disability. If your employment with the Company Group terminates due to your Disability, then any remaining Forfeiture Restrictions shall lapse and your Award (to the extent unvested) shall vest on the date of such termination of employment.

2.5               Death. If your employment with the Company Group terminates due to your death, then any remaining Forfeiture Restrictions shall lapse and your Award (to the extent unvested) shall vest on the date of such termination of employment.

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3.	TAX WITHHOLDING. To the extent that the receipt of the Shares of Restricted Stock or the lapse of any Forfeiture Restrictions results in income, wages or other compensation to you for any income, employment or other tax purposes with respect to which the Company or Employer, as applicable, has a withholding obligation, you shall deliver to the Company or Employer at the time of such receipt or lapse, as the case may be, such amount of money as the Company or Employer may require to meet its obligation under applicable tax laws or regulations, and, if you fail to do so, the Company or Employer is authorized to withhold from the Shares awarded hereby or from any cash or stock remuneration or other payment then or thereafter payable to you any tax required to be withheld by reason of such taxable income, wages or compensation sufficient to satisfy the withholding obligation based on the last per share sales price of the Common Stock for the trading day immediately preceding the date that the withholding obligation arises, as reported in the New York Stock Exchange Composite Transactions. For purposes of this Agreement, the “Employer” means the legal entity that is a member of the Company Group and that is classified by the Company Group as your employer.

4.	NONTRANSFERABILITY. Notwithstanding anything in this Agreement to the contrary and except as specified below, the Shares of Restricted Stock awarded to you under this Agreement shall not be transferable or assignable by you other than by will or the laws of descent and distribution to the extent then subject to Forfeiture Restrictions. You may transfer the Shares to (a) a member or members of your immediate family, (b) to a revocable living trust established exclusively for you or you and your spouse, (c) a trust under which your immediate family members are the only beneficiaries or (d) a partnership of which your immediate family members are the only partners. For this purpose, “immediate family” means your spouse, children, stepchildren, grandchildren, parents, grandparents, siblings (including half brothers and sisters), and individuals who are family members by adoption.

The terms applicable to the assigned Shares shall be the same as those in effect for the Shares immediately prior to such assignment and shall be set forth in such documents to be executed by the assignee as the Committee may deem appropriate. You may also designate one or more persons as the beneficiary or beneficiaries of your Shares of Restricted Stock under the Plan, and those Shares shall, in accordance with such designation, automatically be transferred to such beneficiary or beneficiaries upon your death while holding those Shares. Such beneficiary or beneficiaries shall take the transferred Shares of Restricted Stock subject to all the terms and conditions of this Agreement. Except for the limited transferability provided by the foregoing, outstanding Shares of Restricted Stock under the Plan shall not be assignable or transferable to the extent then subject to Forfeiture Restrictions.

None of the Company, its employees or directors makes any representations or guarantees concerning the tax consequences associated with the inclusion of this provision in this Agreement or your transfer of the Shares of Restricted Stock. It is your sole responsibility to seek advice from your own tax advisors concerning those tax consequences. You are entitled to rely upon only the tax advice of your own tax advisors.

Further, the Shares awarded hereby that are no longer subject to Forfeiture Restrictions may not be sold or otherwise disposed of in any manner that would constitute a violation of any applicable federal or state securities laws. You also agree that (x) the Company may refuse to cause the transfer of the Shares to be registered on the stock register of the Company if such proposed transfer would in the opinion of counsel satisfactory to the Company constitute a violation of any applicable federal or state securities law and (y) the Company may give related instructions to the transfer agent, if any, to stop registration of the transfer of the Shares. Upon the lapse of the Forfeiture Restrictions with respect to Shares awarded hereby such Shares shall be transferable by you (except to the extent that any proposed transfer would, in the opinion of counsel satisfactory to the Company, constitute a violation of applicable federal or state securities law).

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5.	CAPITAL ADJUSTMENTS AND REORGANIZATIONS. The existence of the Shares of Restricted Stock shall not affect in any way the right or power of the Company or any company the stock of which is awarded pursuant to this Agreement to make or authorize any adjustment, recapitalization, reorganization or other change in its capital structure or its business, engage in any merger or consolidation, issue any debt or equity securities, dissolve or liquidate, or sell, lease, exchange or otherwise dispose of all or any part of its assets or business, or engage in any other corporate act or proceeding.

6.	RIGHTS REGARDING DISTRIBUTIONS MADE BY THE COMPANY DURING THE RESTRICTED PERIOD. During the Restricted Period, (a) any securities of the Company distributed by the Company in respect of the Shares of Restricted Stock will be evidenced by entries in the appropriate securities register of the Company reflecting that such securities of the Company, if any, have been issued in your name (the “Retained Company Securities”) and (b) any securities of any company other than the Company or any other property (other than regular cash dividends) distributed by the Company in respect of the Shares of Restricted Stock will be evidenced in your name by such certificates or in such other manner as the Company determines (the “Retained Other Securities and Property”) and may bear a restrictive legend to the effect that ownership of such Retained Other Securities and Property and the enjoyment of all rights appurtenant thereto, are subject to the restrictions, terms, and conditions provided in the Plan and this Agreement. The Retained Company Securities and the Retained Other Securities and Property (collectively, the “Retained Distributions”) shall be subject to the same restrictions, terms and conditions as are applicable to the Shares of Restricted Stock.

7.	RIGHTS WITH RESPECT TO SHARES OF RESTRICTED STOCK AND RETAINED DISTRIBUTIONS DURING RESTRICTED PERIOD. You shall have the right to vote the Shares of Restricted Stock awarded to you, and to exercise all other rights, powers and privileges of a holder of the Common Stock, with respect to such Shares of Restricted Stock, with the exception that (a) you shall not be entitled to have custody of such Shares of Restricted Stock until the Forfeiture Restrictions applicable thereto shall have lapsed, (b) the Company shall retain custody of all Retained Distributions made or declared with respect to the Shares of Restricted Stock until such time, if ever, as the Forfeiture Restrictions applicable to the Shares of Restricted Stock with respect to which such Retained Distributions shall have been made, paid, or declared shall have lapsed, and such Retained Distributions shall not bear interest or be segregated in separate accounts and (c) you may not sell, assign, transfer, pledge, exchange, encumber, or dispose of the Shares of Restricted Stock or any Retained Distributions during the Restricted Period. During the Restricted Period, the Company may, in its sole discretion, issue certificates for some or all of the Shares of Restricted Stock, in which case all such certificates shall be delivered to the Corporate Secretary of the Company or to such other depository as may be designated by the Committee as a depository for safekeeping until the forfeiture of such Shares of Restricted Stock occurs or the Forfeiture Restrictions lapse. When requested by the Company, you shall execute such stock powers or other instruments of assignment as the Company requests relating to transfer to the Company of all or any portion of such Shares of Restricted Stock and any Retained Distributions that are forfeited in accordance with the Plan and this Agreement. Cash dividends, stock, and any other property (other than cash) distributed as a dividend or otherwise with respect to any Shares of Restricted Stock shall be accumulated, and shall be subject to restrictions and risk of forfeiture to the same extent as otherwise set forth in this Agreement. The combined value of any such distributions shall be paid to you at the time such restrictions and risk of forfeiture lapse.

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8.	EMPLOYMENT RELATIONSHIP. For purposes of this Agreement, you shall be considered to be in the employment of the Company Group as long as you have an employment relationship with the Company Group. The Committee shall determine any questions as to whether and when there has been a termination of such employment relationship, and the cause of such termination, under the Plan and the Committee’s determination shall be final and binding on all persons.

9.	SECTION 83(B) ELECTION. You may exercise the election permitted under Section 83(b) of the Code with respect to the Shares of Restricted Stock, provided that you provide prompt notice of such election to the Chief Financial Officer or General Counsel of the Company.

10.	NOT AN EMPLOYMENT AGREEMENT. This Agreement is not an employment agreement, and no provision of this Agreement shall be construed or interpreted to create an employment relationship between you and the Company or any Affiliate or guarantee the right to remain employed by the Company or any Affiliate for any specified term.

11.	SECURITIES ACT LEGEND. If you are an officer or affiliate of the Company under the Securities Act of 1933, you consent to the placing on any certificate for the Shares of an appropriate legend restricting resale or other transfer of the Shares except in accordance with such Act and all applicable rules thereunder.

12.	Registration. The Shares that may be issued under the Plan are registered with the Securities and Exchange Commission under a Registration Statement on Form S-8.

13.	LIMIT OF LIABILITY. Under no circumstances will the Company or any Affiliate be liable for any indirect, incidental, consequential or special damages (including lost profits) of any form incurred by any person, whether or not foreseeable and regardless of the form of the act in which such a claim may be brought, with respect to the Plan.

14.	MISCELLANEOUS. This Agreement is awarded pursuant to and is subject to all of the provisions of the Plan, including amendments to the Plan, if any. In the event of a conflict between this Agreement and the Plan provisions, the Plan provisions will control. The term “you” and “your” refer to the Grantee named in this Agreement. Capitalized terms that are not defined herein shall have the meanings ascribed to such terms in the Plan. This Agreement shall be binding on the Company’s successors and assigns.

In accepting the award of Shares of Restricted Stock set forth in this Agreement you accept and agree to be bound by all the terms and conditions of the Plan and this Agreement.

QUANEX BUILDING PRODUCTS CORPORATION

George Wilson
President, Chief Executive Officer

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